Exhibit 10.1

LOAN AND SECURITY AGREEMENT

among

COMMERCE BANK, N.A.,

as Lender

INTEREP NATIONAL RADIO SALES, INC.,

as Borrower

and

THE OTHER ENTITIES PARTY HERETO,

as Guarantors

Dated as of September 25, 2003

i

EXHIBITS

Exhibit A	—	Revolving Note

Exhibit B	—	Notice of Borrowing

Exhibit C-1	—	Notice of Continuance

Exhibit C-2		Notice of Conversion

Exhibit D	—	Compliance Certificate

Exhibit E	—	Solvency Certificate

Exhibit F	—	Guaranty

Exhibit G	—	Pledge Agreement

SCHEDULES

Schedule 4.1.8	—	Insurance Policies

Schedule 4.1.9	—	Collateral Locations

Schedule 5.1.1	—	Credit Parties’ Jurisdictions of Organization; Ownership and Jurisdictions of Qualification

Schedule 5.3	—	Indebtedness; Liens

Schedule 5.6	—	Litigation

Schedule 5.10	—	Environmental Matters

Schedule 5.11	—	Permits and Consents

Schedule 5.15	—	Licenses and Approvals

Schedule 5.17	—	Brokerage

Schedule 5.20	—	Subsidiaries

THIS LOAN AND SECURITY AGREEMENT is made as of this 25th day of September, 2003, among INTEREP NATIONAL RADIO SALES, INC. (the “Borrower”), each of the entities listed as a guarantor on the signature pages hereto, as guarantors (each such entity and each Additional Guarantor, a “Guarantor” and all such entities and Additional Guarantors collectively, the “Guarantors”; the Borrower and each Guarantor individually, a “Credit Party” and collectively, the “Credit Parties”) and COMMERCE BANK, N.A. (the “Bank”).

BACKGROUND

In order to refinance on the Closing Date, as hereinafter defined, certain indebtedness of the Borrower, and thereafter to provide for the ongoing working capital and general business needs of the Borrower, the Borrower has requested that the Bank make available to the Borrower a revolving credit facility (the “Revolving Credit Facility”) pursuant to which the Bank shall make revolving loans and advances (the “Revolving Loans”) to the Borrower, up to an aggregate principal amount not to exceed at any one time outstanding the sum of Ten Million Dollars ($10,000,000), on the terms and subject to the conditions contained in this Loan and Security Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Accounting Terms. Except as otherwise expressly provided herein, accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as defined below).

Section 1.2 Specific Terms Defined. Capitalized terms used herein and not elsewhere defined, shall have the following meanings:

“Additional Guarantor” has the meaning set forth in Section 7.6.

“Affiliate” of any Person means (a) any other Person, which directly or indirectly controls, is controlled by or is under common control with, any such Person, or (b) any other Person who is a director, officer or partner of any such Person. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (i) to vote more than 50% of the ownership interest or securities having voting power or (ii) to direct or cause direction of management and policies of such Person.

“Agreement” means this Loan and Security Agreement (including all Schedules and Exhibits annexed hereto) as amended, modified or supplemented from time to time.

“Authorized Officer” means the chief financial officer or chief accounting officer of the Borrower for purposes of any certificates required by Sections 6.1.1(a) and (b) and Section 6.1.2(c) and for all other purposes the president, chief executive officer or chief financial officer of a Credit Party, or any other senior officer of a Credit Party designated as such in writing to the Bank by such Credit Party.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Base Rate” means, with respect to any Base Rate Loan made or outstanding on any day, the rate appearing in the “Money Rates” Section of the Eastern Edition of The Wall Street Journal as the “Prime Rate” on such Business Day (or, if such day is not a Business Day, than on the immediately preceding Business Day), provided, however, that (i) if more than one such rate appears in the “Money Rates” Section of the Eastern Edition of The Wall Street Journal on such day, then the Base Rate shall be the highest of such rates and (ii) if such rate does not, for any reason, appear in the Eastern Edition of The Wall Street Journal for any day, then the Base Rate shall be determined for such day, for purposes of this definition, by reference to such other comparable publicly available publication or service for displaying such rate as may be selected by the Bank. The Base Rate may change from time to time, all such changes to be effective immediately after such rate is established and designated.

“Base Rate Loan” means any Revolving Loan, or any portion thereof, which bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means the incurrence of indebtedness pursuant to the extension of a Revolving Loan.

“Business Day” means any of the days on which banks are open for the purposes of conducting commercial banking business in the State of New Jersey.

“Capital Lease” shall mean any lease which, in accordance with GAAP, is required to be capitalized on the books of the lessee.

“Capitalized Lease Obligations” shall mean the principal portion of Debt represented by obligations under a Capital Lease and the amount of such principal portion shall be the capitalized amount of such obligations determined in accordance with the principles referred to in the definition “Capital Lease”.

“Cash Equivalents” (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s or Moody’s Investors Service, Inc.; (iii) commercial paper of any domestic issuer at the time of acquisition, having a rating satisfying the requirements of clause (ii) above; and (iv) money market or time deposits, certificates of deposit or bankers’ acceptances issued by the Bank or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. §§9601 et seq.

“Change of Control” means: (a) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), of beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the voting power of the total outstanding capital stock of the Borrower; or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election or nomination for election was approved by a vote of at least 66- 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then still in office; or (c) Interep New Media, Inc. shall cease to own at least 60% of the voting power of the outstanding capital stock of Interep Interactive, Inc.; or (d) the Borrower shall cease to own 100% of the capital stock of any other Guarantor; or (e) Interep Interactive, Inc. shall cease to own at least a majority of the voting power of the outstanding capital stock of Cybereps, Inc.

“Closing Date” means the date of execution and delivery of this Agreement and the other Transaction Documents.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.1.5 hereof.

“Commitment Fee” has the meaning set forth in Section 2.1.7 hereof.

“Compliance Certificate” shall mean, with respect to any financial statements or audit of the Borrower, a certificate, in the form of Exhibit D hereto, signed by an Authorized Officer of the Borrower certifying: (a) that to the best of his or her knowledge, the Credit Parties are in compliance with all of their respective obligations under the Transaction Documents; (b) that no Event of Default has occurred since the beginning of the period covered by such financial statements or during the period since the last audit, as applicable; and (c) that the Credit Parties are in compliance with the covenants set forth in Sections 7.11 through 7.15 hereof during the applicable measuring period ending on the date of such financial statements or audit, together with a worksheet detailing the calculation of such financial covenants.

“Contract Termination Revenue” means the aggregate amount of revenue (including cash and accruals in accordance with GAAP) received by the Credit Parties from buyouts of the Credit Parties’ National Representative Contracts.

“Credit Party” and “Credit Parties” have the meanings set forth in the preamble to this Agreement.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable (including without limitation, payment for services rendered) arising in the ordinary course of business, (iv) all obligations of such Person as lessee under any Capital Lease, (v) all debt or obligations, secured by a Lien on any asset owned or held by such Person regardless of whether or not such Person has assumed or become liable for the payment of such Debt, (vi) all obligations of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument and (vii) all debt or obligations (whether or not contingent) of others guaranteed by such Person.

“Default Rate” means (i) in the case of Base Rate Loans, the Base Rate plus the Interest Rate Margin applicable thereto plus 2½%, and (ii) in the case of LIBOR Rate Loans, the LIBOR Rate plus the Interest Rate Margin applicable thereto plus 5½%.

“Eligible Accounts Receivable” shall mean those accounts receivable created by the Borrower or any other Credit Party in the ordinary course of its business, arising from the Borrower’s or such other Credit Party’s rendition of services and which are considered by the Bank, in its commercially reasonable judgment, to be eligible. Without limiting the generality of the foregoing, the following accounts receivable shall not be considered eligible:

(i) accounts receivable that are not payable in U.S. Dollars;

(ii) accounts receivable that are not subject to a perfected security interest of first priority in favor of the Bank;

(iii) accounts receivable that are unpaid more than 120 days past the invoice date thereof;

(iv) accounts receivable generated through the “unwired network”;

(v) accounts receivable that arose from the purchase or buyout of National Representative Contracts;

(vi) accounts receivable that are subject to a material dispute or subject to a claim of offset or a contra account;

(vii) accounts receivable that are not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the applicable account debtor;

(viii) accounts receivable owed to the Borrower or any other Credit Party by a station or other obligor located outside the United States;

(ix) accounts receivable owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(x) accounts receivable that have been materially restructured, extended, amended or modified; and

(xi) that portion of accounts receivable that constitutes advertising, finance charges, service charges or sales or excise taxes.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other entity as may be approved by a significant segment of the accounting profession, applied on a basis consistent with (a) the application of the same in prior fiscal periods, (b) the principles that have been employed by the accountants in preparing the financial statements of the Borrower referred to in Section 6.1.1, and (c) the accounting principles generally utilized in the Borrower’s industry. In the event that any accounting change of the Financial Accounting Standards Board shall be promulgated resulting in a change in the method of calculation of financial covenants, financial standards or other terms in this Agreement, then the Credit Parties and the Bank agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting changes to the effect that the criteria for evaluating each Credit Party’s financial condition shall be the same after such accounting changes as if such accounting changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Credit Parties and the Bank, all financial covenants, financial standards and other terms in this Agreement shall continue to be calculated or construed as if such accounting changes had not occurred.

“Governmental Authority” means any Federal, state, county, municipal or other governmental department, agency, commission, board, bureau, instrumentality, official or court, in each case whether of the United States or foreign.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Guaranty” means each instrument of guaranty executed by a Guarantor in favor of the Bank, in the form of Exhibit F.

“Hazardous Substance” means any hazardous, toxic, contaminating or polluting substance or waste, including asbestos, petroleum products and radioactive materials.

“Interest Period” means, with respect to any LIBOR Rate Loan, the interest period applicable thereto, as selected pursuant to Section 2.2.3.

“Interest Rate Margin” means the margin of interest applicable to all Revolving Loans, and shall equal one percent (1%) in the case of Base Rate Loans, and four percent (4%) in the case of LIBOR Rate Loans.

“Laws” means all Federal, state and local statutes, rules, regulations, directives, and orders, including without limitation those promulgated by any Governmental Authority and those relating to environmental protection (including without limitation CERCLA, and other state and federal regulations, ordinances, provisions, permits and rules relating to the generation, treatment, storage, transportation and disposal of any Hazardous Substances), occupational safety and health, and equal employment practices.

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, the rate appearing in the “Money Rates” Section of The Wall Street Journal as the London Interbank Offered Rate for dollar deposits in amounts substantially equal to the principal amount of such LIBOR Rate Loan, with a maturity of comparable duration to such Interest Period, at approximately 9:00 am. (New York time), two Business Days prior to the commencement of such Interest Period, provided, however, that (i) if more than one such rate appears in the “Money Rates” Section of The Wall Street Journal on such day, then the LIBOR Rate with respect to such LIBOR Rate Loan for such Interest Period shall be the highest of such rates and (ii) if such rate is not available at such time for any reason, then the LIBOR Rate with respect to such LIBOR Rate Loan for such Interest Period shall be the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next  1/16th of 1%) which the Bank is offered on deposits of United States Dollars on the London Interbank Market on or about 9:00 a.m. (New York time) two Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of such LIBOR Rate Loan, with a maturity of comparable duration to such Interest Period.

“LIBOR Rate Loan” means any Revolving Loan, or any portion thereof, which bears interest based on the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law (including, without limitation, any title retention agreement, any Capital Lease or any financing lease having substantially the same economic effect as any of the foregoing) and the filing of any financing statement or similar notice under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan” and “Loans” mean any and all Revolving Loans from time to time made hereunder by the Bank to the Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) any Credit Party’s ability to perform its obligations under any Transaction Document to which it is a party, or (iii) the ability of the Bank to enforce the Obligations or to realize upon the Collateral, or (iv) the value of the Collateral or the amount which the Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in a liquidation of the Collateral, or (v) the ability of any guarantor of the Obligations to perform his, her or its obligations under the applicable guaranty or (vi) the ability of the Bank to enforce any guaranty of the Obligations.

“Maximum Available Revolving Credit” means $10,000,000, which is the maximum amount of Revolving Loans which may be outstanding at any one time under this Agreement.

“National Representative Contract” means, with respect to any Person, a contract between such Person and a radio station or a group of radio stations, which provides such Person with commissions for the advertising representation services it provides.

“Net Income (Loss)” means, for any period, net income or loss after taxes, (if any), of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Notice of Borrowing” has the meaning set forth in Section 2.1.2 hereof.

“Obligations” means, collectively, all of the indebtedness, obligations, liabilities, and agreements of every kind and nature of the Credit Parties to or with the Bank, whether direct or indirect, absolute or contingent, including, without limitation, of any guarantor of Borrower’s indebtedness, obligations, liabilities and agreements to or with the Bank, now existing or hereafter arising, and now or hereafter contemplated, pursuant to the Transaction Documents, including without limitation any future advances, renewals, extensions or changes in form of, or substitutions therefor, any reimbursement obligations, and all interest, late charges, costs and expenses on any of the foregoing (including, without limitation, interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party).

“Operating EBITDA” means, for any period: (a) Net Income (Loss), plus (b) all taxes on income plus state and local franchise and corporation taxes paid by the Borrower and any of its Subsidiaries plus (c) all interest expense deducted in determining such Net Income, plus (d) all depreciation and amortization expense and other non-cash charges (including, without limitation, non-cash charges resulting from the repricing of employee stock options), plus (e) severance costs expensed but not yet paid in cash, less (f) extraordinary gains, plus (g) extraordinary losses, less (h) Contract Termination Revenue, in each case for such period, in each case in connection with Borrower and its Subsidiaries, on a consolidated basis.

“Permits” has the meaning given to such term in Section 5.15 hereof.

“Permitted Liens” has the meaning given to such term in Section 7.4 hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint stock company, trust, estate, unincorporated organization, joint venture, or a Governmental Authority.

“Property” has the meaning set forth in Section 3.1.4.

“Reportable Event” has the meaning given to such term in Section 4043(b) of ERISA or regulations issued thereunder.

“Revolving Credit Facility” has the meaning set forth in the preamble to this Agreement.

“Revolving Loan Maturity Date” means the date which coincides with the third yearly anniversary of the Closing Date, or such later date, if any, as shall be agreed to in writing by the Bank, in its sole discretion, pursuant to Section 2.1.5.

“Revolving Loans” has the meaning set forth in the preamble to this Agreement, which Revolving Loans, until the Revolving Loan Maturity Date, may be borrowed, repaid and reborrowed to the extent of the Maximum Available Revolving Credit, all as more fully described in Section 2.1 hereof.

“Revolving Note” has the meaning set forth in Section 2.1.5.

“Security Documents” means, collectively, this Agreement, the Trademark Security Agreement, the Pledge Agreement and each UCC-1 financing statement relating thereto filed against any Credit Party, as debtor, by the Bank, as secured party.

“Subordinated Debt” means the Debt evidenced by those certain Series A and Series B Senior Subordinated Notes due 2008 of the Borrower in the original principal amount of $100,000,000, issued pursuant to that certain Indenture dated as of July 2, 1998 among the Borrower, the guarantors party thereto and Fleet Bank, N.A. (as successor-by-merger to Summit Bank), as indenture trustee.

“Subsidiary” of a Person means a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation or other entity.

“Trademark Security Agreement” has the meaning set forth in Section 3.1.2.

“Transaction Documents” means this Agreement, the Revolving Note, the Security Documents, the Guaranties and each other document, instrument, assignment, certificate or agreement executed in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended from time to time.

“Unused Line Fee” has the meaning set forth in Section 2.1.6.

“Value” means, with respect to any National Representative Contract at any date, an amount equal to the product of (x) the average monthly commissions earned pursuant to such contract during the twelve (12) months immediately preceding such date, multiplied by (y) the number of months remaining in the term of such contract.

“Value Report” means a report prepared by the Borrower setting forth the Value for each National Representative Contract to which any Credit Party is a party and the details necessary for the calculation thereof, all in a form acceptable to the Bank.

Section 1.3 Business Day. Whenever any payment or other obligation hereunder or under any other Transaction Document is due on a day other than a Business Day, such payment or obligation shall be paid or performed on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of interest and charges.

ARTICLE 2 THE REVOLVING LOANS

Section 2.1 The Revolving Loans. Provided that no Event of Default or event, act or occurrence which with the passage of time or giving of notice or both would become an Event of Default, has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Revolving Loan Maturity Date, the Bank agrees to extend the Revolving Credit Facility to the Borrower, pursuant to which the Bank agrees to make Revolving Loans to the Borrower up to the Maximum Available Revolving Credit. The Borrower may, in accordance with the terms of Section 2.1.1 below, borrow from time to time and repay and reborrow, Revolving Loans.

2.1.1 Revolving Loans Made After the Closing Date. Prior to the Revolving Loan Maturity Date, the Borrower may request the Bank to make a Revolving Loan on any Business Day. The principal amount of any requested Revolving Loan, when aggregated with the unpaid principal balance of all other then outstanding Revolving Loans, may not exceed the lesser of (a) the amount of the Maximum Available Revolving Credit then in effect or (b) the aggregate principal amount of Revolving Loans permitted to be outstanding under Section 2.1.9. The minimum principal amount of each Revolving Loan shall be $100,000 and, if greater, shall be in integral multiples of $50,000 (or such lesser amount such that the total amount of Revolving Loans to be outstanding after giving effect to such Borrowing shall not exceed the lesser of (a) Maximum Available Revolving Credit or (b) the aggregate principal amount of Revolving Loans permitted to be outstanding under Section 2.1.9).

2.1.2 Notice of Borrowing After Closing Date. After the Closing Date, subject to Sections 2.1 and 2.1.1, whenever the Borrower desires the Bank to make a Revolving Loan, an Authorized Officer shall give the Bank prior to noon (Eastern Standard Time) on (x) the proposed date of such Borrowing, in the case of a Base Rate Loan, or (y) the second Business Day preceding the proposed date of such Borrowing, in the case of a LIBOR Rate Loan, proper written notice of a Borrowing of such Revolving Loan (a “Notice of Borrowing”). Each such Notice of Borrowing shall be in substantially the form of Exhibit B, shall be deemed a representation by the Borrower that all conditions precedent to such Borrowing have been materially satisfied and shall specify (i) the proposed date of Borrowing (which shall be a Business Day), (ii) the amount of the proposed Revolving Loan, (iii) the amount then available for Borrowing, (iv) whether all or any portion of the proposed Revolving Loan will be borrowed as a Base Rate Loan or a LIBOR Rate Loan, and (v) if any portion of the Proposed Revolving Loan will be borrowed as a LIBOR Rate Loan, the Interest Period applicable thereto.

2.1.3 Distribution of Funds. Upon satisfaction or waiver of the conditions precedent specified in Article 4, the Bank shall cause the proceeds of Revolving Loans to be made available to the Borrower or its designee on the date requested by the Borrower by depositing such proceeds in the deposit account of the Borrower with the Bank or in accordance with the Borrower’s written instructions to the Bank.

2.1.4 Excess Over Maximum Available Revolving Credit. The Borrower agrees that the aggregate unpaid principal balance of all Revolving Loans at any one time outstanding hereunder shall not exceed the lesser of (a) the amount of the Maximum Available Revolving Credit or (b) the aggregate principal amount of Revolving Loans permitted to be outstanding under Section 2.1.9 and that if, for any reason, such aggregate unpaid principal balance should at any time exceed such amount, then, in all cases, the Borrower shall immediately notify the Bank and shall promptly, but not more than one (1) Business Day later, pay to the Bank in cash an amount equal to such excess.

2.1.5 Revolving Note; Maturity of Revolving Loans. The obligation of the Borrower to repay the Revolving Loans shall be evidenced by the Borrower’s promissory note of even date herewith in the original principal amount equal to the Maximum Available Revolving Credit, in substantially the form of Exhibit A (the “Revolving Note”). All indebtedness under the Revolving Note shall bear interest as set forth in Section 2.2. The Revolving Note shall be dated the date of this Agreement, shall mature on, and the indebtedness in respect of the Revolving Loans, all accrued and unpaid interest thereon, and all other Obligations, shall mature and become due and payable in full on, the Revolving Loan Maturity Date. Prior to the second anniversary of the Closing Date, upon completion of a satisfactory review of the operations and financial condition of the Credit Parties and required due diligence, the Bank will consider a two-year extension of the Revolving Loan Maturity Date and may, in its sole discretion, grant such extension, provided that in no event shall an extension of the Revolving Loan Maturity Date beyond June 15, 2008 be considered or granted.

2.1.6 Unused Line Fee. From the Closing Date the Borrower agrees to pay to the Bank a fee with respect to the unused portion of the Maximum Available Revolving Credit at an annual rate equal to 0.50% per annum of the difference between (i) the Maximum Available Revolving Credit and (ii) the daily average principal balance of Revolving Loans (the “Unused Line Fee”). Such Unused Line Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, with final payment due on the Revolving Loan Maturity Date.

2.1.7 Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee in the amount of $150,000 (the “Commitment Fee”), of which $75,000 has been paid by the Borrower to the Bank prior to the date hereof. The Commitment Fee shall compensate the Bank for the costs associated with the origination, structuring, processing and approving of the transactions contemplated by this Agreement. The balance of the Commitment Fee shall be due on the Closing Date, and may be paid by charging the Borrower’s account with the Bank for the amount of such balance.

2.1.8 Use of Proceeds. The proceeds of the Revolving Loans shall be used solely as follows: (a) the proceeds of the Revolving Loans made on the Closing Date shall be used to pay in full all obligations, liabilities and indebtedness of the Borrower under that certain Credit Agreement, dated as of November 7, 2002, among the Borrower, the guarantors and lenders parties thereto, and Guggenheim Investment Management, LLC, as collateral agent, and all costs, fees and expenses incurred in connection therewith or due hereunder; and (b) the proceeds of Revolving Loans made after the Closing Date shall be used for the Borrower’s working capital purposes and other general business purposes and for future acquisitions of National Representative Contracts.

2.1.9 Limitation on Revolving Loans in Certain Circumstances. Notwithstanding anything herein to the contrary, in the event that the amount of the Credit Parties’ combined commission revenue for any period of four consecutive fiscal quarters is 25% less than the amount of the Credit Parties’ combined commission revenue for the immediately preceding period of four fiscal quarters, then (a) at all times thereafter, the aggregate principal amount of Revolving Advances outstanding shall not exceed the lesser of (i) 70% of the amount of Eligible Receivables and (ii) the Maximum Available Revolving Credit and (b) on the first day of each month thereafter, and on the date of each Revolving Advance made thereafter, the Borrower shall deliver a borrowing base certificate to the Bank, signed by an Authorized Officer, which shall set forth the amount of Eligible Receivables as of the last day of the preceding month and such other information with respect to Eligible Receivables as the Bank may request.

Section 2.2 Interest.

2.2.1 Interest Rate.

(a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date such Base Rate Loan was made, converted from a LIBOR Rate Loan or continued, until maturity (whether by acceleration or otherwise), unless sooner converted into a LIBOR Rate Loan, at a rate per annum which shall equal the Base Rate in effect from time to time plus the Interest Rate Margin then applicable to Base Rate Loans.

(b) The unpaid principal amount of each LIBOR Rate Loan shall bear interest from the date such LIBOR Rate Loan was made, converted from a Base Rate Loan or continued, until maturity (whether by acceleration or otherwise), unless sooner converted to a Base Rate Loan, at a rate per annum which shall equal the relevant LIBOR Rate plus the Interest Rate Margin then applicable to LIBOR Rate Loans.

(c) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable: (i) monthly in arrears on the first Business Day of each month beginning October 1, 2003; and (ii) on any prepayment of principal (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) All computations of interest hereunder shall be made based on the actual number of days elapsed over a year consisting of 360 days. The Bank, upon determining the interest rate for any borrowing of LIBOR Rate Loans for any Interest Period (which determination need not be made until one (1) day prior to the date of such Borrowing), shall promptly notify the Borrower. Such determination shall, absent manifest error, be final, conclusive and binding upon the Borrower.

2.2.2 Conversion Option. Subject to the other provisions of Section 2.2, the Borrower shall have the option to convert on any Business Day the rate on which interest accrues in respect of any Revolving Loan, or portion thereof (which portion shall not be less than $100,000) to either a Base Rate Loan or a LIBOR Rate Loan; provided that except as otherwise provided in Section 2.2.4, LIBOR Rate Loans may be converted into Base Rate Loans or continued as LIBOR Rate Loans only on the last day of an Interest Period applicable thereto. Each such conversion (or continuation) shall be effected by an Authorized Officer of the Borrower giving the Bank prior to noon (New York time) at least three (3) Business Days (or the same Business Day in the case of a conversion to Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Continuance/Conversion”) substantially in the form of Exhibit C-1 or C-2, as applicable, specifying the Revolving Loan (including the amount thereof) to be so converted or continued, the type of Revolving Loan to be converted into and (after being converted into or continued as a LIBOR Rate Loan), the Interest Period to be initially applicable thereto. Notwithstanding the foregoing, subject to the terms of Section 2.2.4(d), if an Event of Default has occurred and is continuing during any Interest Period in respect of any Borrowing of a LIBOR Rate Loan, such LIBOR Rate Loan shall be immediately converted into a Base Rate Loan and shall bear interest at the Default Rate. If no Notice of a Continuance/Conversion shall have been delivered with respect to a LIBOR Rate Loan on or before noon (New York time) on the third Business Day prior to the last day of the Interest Period applicable thereto, such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan.

2.2.3 Interest Periods.

(a) At the time the Borrower gives a Notice of Borrowing or Notice of Continuance/Conversion in respect of the making of, continuance of, or conversion into, a LIBOR Rate Loan, it shall have the right to elect, by giving the Bank written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to the Borrowing of such LIBOR Rate Loan, which Interest Period shall, at the option of the Borrower, consist of one, two or three months. Notwithstanding anything to the contrary contained herein:

(b) The initial Interest Period for the borrowing of a LIBOR Rate Loan shall commence on the date of such Borrowing (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the date on which the next preceding Interest Period expires;

(c) If any Interest Period relating to a Borrowing of a LIBOR Rate Loan begins on a date for which there is no numerically corresponding date in the calendar month in which such Interest Period ends, such Interest Period shall end on the last Business Day of such calendar month;

(d) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a LIBOR Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) No Interest Period shall extend beyond the Revolving Loan Maturity Date; and

(f) No more than five LIBOR Rate Loans with different Interest Periods may be outstanding at any one time.

2.2.4 Special Provisions Applicable to Adjustment of LIBOR Rate.

(a) The LIBOR Rate may be automatically adjusted by the Bank on a retroactive basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased cost due to any change in applicable law or regulation or the interpretation thereof by any Governmental Authority charged with the administration thereof or the introduction of any law or regulation occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), that increases the cost to the Bank of funding a LIBOR Rate Loan. The Bank shall promptly give the Borrower notice of such a determination and adjustment and the Borrower may, by notice to the Bank: (x) require the Bank to furnish a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment; and/or (y) may either (i) if a Notice of Borrowing or Notice of Continuance/Conversion has been given with respect to the affected LIBOR Rate Loan, cancel such notice by giving the Bank telephonic notice (confirmed promptly in writing) thereof on the same date the Borrower was notified pursuant to this subsection, or (ii) if the affected LIBOR Rate Loan is still outstanding, upon at least three Business Days’ notice to the Bank, require the Bank to convert each such LIBOR Rate Loan into a Base Rate Loan, or prepay such LIBOR Rate Loan; provided, that the Borrower shall compensate the Bank as set forth in Section 2.2.4(d) hereof.

(b) In the event that the Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the LIBOR Rate Loan requested, for the Interest Period specified, are unavailable or that a LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such LIBOR Rate Loan during the Interest Period specified or, that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining a LIBOR Rate applicable to the specified Interest Period, the Bank shall promptly give notice of such determination to the Borrower that a LIBOR Rate Loan is not available, and any Notice of Borrowing or Notice of Continuance/Conversion given by the Borrower with respect to Borrowing, conversion or continuance of LIBOR Rate Loans which have not been incurred shall be deemed rescinded by the Borrower. A determination by the Bank pursuant to this subsection shall be conclusive.

(c) In the event that it becomes unlawful for the Bank to maintain Eurodollar liabilities sufficient to fund a LIBOR Rate Loan (other than by reason of any act or omission of the Bank which is grossly negligent or which evidences willful misconduct), then the Bank shall notify the Borrower and the Bank’s obligation hereunder to advance or maintain LIBOR Rate Loans shall be suspended until such time as the Bank may again offer LIBOR Rate Loans. If any affected LIBOR Rate Loan is still outstanding, the Bank shall require, as promptly as practicable, that the Borrower either: (i) convert such LIBOR Rate Loan into a Base Rate Loan, or (ii) prepay such LIBOR Rate Loan; provided, that in connection with any such prepayment, the Borrower shall compensate the Bank as set forth in Section 2.2.4(d) hereof.

(d) The Borrower shall compensate the Bank, upon written request by the Bank, for reasonable losses, expenses and liabilities (including, without limitation, such factors as any interest paid by the Bank to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss sustained by the Bank in connection with the re-deployment of such funds based upon the difference between the amount earned in connection with re-deployment of such funds and the amount payable by the Borrower if such funds had been borrowed or remained outstanding) which the Bank may sustain with respect to the LIBOR Rate Loans: (i) if for any reason (other than a default or error by the Bank) a Borrowing of any such LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuance/Conversion or in a telephonic request for borrowing or conversions, or a successive Interest Period in respect of any such LIBOR Rate Loan does not commence after notice thereof is given pursuant to Section 2.2.2, (ii) if any prepayment (pursuant to Sections 2.3.1) by acceleration or otherwise, or conversion of any LIBOR Rate Loans occurs on a date which is not the last day of the Interest Period applicable to that Loan (as required pursuant to 2.2.2 or otherwise), (iii) if any prepayment of any such LIBOR Rate Loan is not made on any date specified in a notice of prepayment given by the Borrower, and (iv) any other failure by the Borrower to repay a LIBOR Rate Loan when required by the terms of this Agreement, including an election by the Borrower made pursuant to Section 2.2.4.

(e) Notwithstanding any other provision of this Section 2.2.4, the Bank shall not apply the provisions thereof with respect to the Borrower if it shall not at the time be the general policy or practice of the Bank exercising its rights thereunder to apply the provisions similar to those of Section 2.2.4 to other borrowers in substantially similar circumstances under substantially comparable provisions of other credit agreements.

Section 2.3 Payments.

2.3.1 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part, from time to time, without penalty or premium, on the following terms and conditions: (i) the Borrower shall give the Bank written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Revolving Loans, and the amount of such prepayment, which notice shall be given by the Borrower at least two (2) Business Days prior to the date of such prepayment; (ii) each partial prepayment of any Revolving Loan shall be in the aggregate principal amount of at least $100,000 and integral multiples of $50,000 in excess of that amount; and (iii) LIBOR Rate Loans may be prepaid at any time, subject to payment of any breakage costs hereunder.

2.3.2 Application of Prepayments. Prepayments to be applied pursuant to Section 2.3.1 shall be applied first to the unpaid amount of any fees and expenses payable hereunder, second to accrued and unpaid interest hereunder and finally to reduce the then outstanding and unpaid principal balance of the Revolving Loans, at the discretion of the Bank.

Section 2.4 General Provisions Relating to Payments, Etc. The Borrower agrees to maintain an account with the Bank at all times during which any Revolving Loans remain outstanding. The Borrower hereby authorizes the Bank to charge, and the Bank shall charge, such account in order to satisfy the Borrower’s obligations hereunder (including, without limitation, the obligation to pay interest on the Revolving Loans monthly), but only as and when such obligations are due and payable (including upon acceleration after an Event of Default).

2.4.1 Post-Maturity Interest. Any principal payments on the Revolving Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Revolving Loans not paid when due, whether at the Revolving Loan Maturity Date, or by acceleration by reason of default or after commencement of bankruptcy or insolvency proceedings initiated by or against the Borrower, or otherwise, shall thereafter, until paid, bear interest payable upon demand at the Default Rate.

2.4.2 Invalidity. If at any time the rate being charged to the Borrower under this Agreement or the Revolving Note shall be deemed by any Governmental Authority to exceed the maximum rate of interest permitted by applicable Laws, then, without affecting the validity or enforceability of this Agreement or any part thereof or the Revolving Note or any other Transaction Document, such rate shall be suspended and there shall be charged instead the maximum rate permissible under such Laws for such time as such rate would be deemed excessive.

2.4.3 Late Charges. In the event that any payment shall not be received by the Bank within five (5) Business Days of its due date, the Borrower shall, to the extent permitted by law, pay a late charge in the amount of 5% of the overdue payment (but in no event to be less than $25 nor more than $2,500). Any such late charge assessed is immediately due and payable.

ARTICLE 3 COLLATERAL SECURITY

Section 3.1 Collateral. As security for the performance of this Agreement and for the prompt and complete payment of the all Obligations when due (whether at the Revolving Loan Maturity Date, by acceleration or otherwise), each Credit Party hereby grants to the Bank the following:

3.1.1 Security Interest in Proceeds of National Representative Contracts. A first priority lien on and security interest in all of such Credit Party’s right, title and interest in, to and under all cash and non-cash proceeds of, and all rights to receive payment under, all National Representative Contracts, whether now existing or hereafter created or assumed or to which such Credit Party becomes a party.

3.1.2 Security Interest in Trademarks. A first priority lien on and security interest in all of such Credit Party’s right, title and interest in, to and under all of such Credit Party’s service marks, trademarks, trade names, trade dress, and related general intangibles, all registrations, recordings, applications for registration, and renewals of registrations thereof, and the goodwill of the business symbolized thereby, whether now owned or hereafter acquired, pursuant to an agreement (the “Trademark Security Agreement”) in form and substance satisfactory to the Bank.

3.1.3 Pledge Agreement. A pledge in favor of the Bank from the owners of the capital stock of and other ownership interests in each Guarantor of all of such Persons’ right, title and interest in and to such capital stock and other ownership interests, together with all of such Person’s right, title and interest in, to and under any stockholders’ or similar agreement in the form of Exhibit G (the “Pledge Agreement”).

3.1.4 Property and Assets. A first priority lien on and security interest in all of such Credit Party’s property and assets, whether personal or intangible or tangible, wherever located, whether now owned or hereafter acquired or arising, (excluding any National Representative Contracts, but including all proceeds thereof and rights to receive payments thereunder), all proceeds and products thereof and all additions, modifications and replacements thereto and all parts and accessories thereto (collectively the “Property”), including without limiting the generality of the foregoing, the following properties, assets and rights owned by such Credit Party or in which such Credit Party has an interest:

(a) all accounts, accounts receivable and contract rights, including but not limited to rights in, to and under supplier contracts, distribution, barter, trade, and advertising commitments and agreements;

(b) all rights to the payment of money, including tax refund claims, insurance proceeds and indemnity, warranty and tort claims and all rights to proceeds of any termination, including any partial termination, of employee benefit plans;

(c) all chattel paper, documents, instruments and securities and contract rights and general intangibles, including without limitation all right, title and interest of such Credit Party in and to all patents, copyrights, service marks, tradenames, trademarks, tradestyles, corporate names, fictitious names, logotypes, designs and trade dress, slogans, and any renewals thereof, the right to file and prosecute applications therefor, and similar intellectual property anywhere in the world and the good will of the business connected with the use of and symbolized by any patents, copyrights, service marks, tradenames, trademarks, tradestyles, corporate names, fictitious names, logotypes, designs and trade dress, and any renewals thereof, together with all assets which uniquely reflect the good will of the business of such Credit Party, including but not limited to, such Credit Party’s trade names, customer lists, trade secrets, corporate and other business records, advertising materials, operating, sales and programming manuals, methods, processes, and know-how, sales literature, drawings, specifications, descriptions, inventions, catalogues, copyrights, and confidential information;

(d) all furniture, fixtures, machinery, equipment, inventory, supplies, raw materials, work in progress, goods, including goods returned or repossessed, books and records, all computer hardware and software;

(e) to the extent permitted by applicable Laws, any and all Permits and license rights issued or granted to such Credit Party by any Governmental Authority; and

(f) all limited liability, partnership, joint venture, capital stock, or other equity interest, if any, owned by such Credit Party (excluding the shares of Cybereps, Inc. owned by Interep Interactive, Inc.).

3.1.5 Proceeds of Collateral. A first priority lien on and security interest in all cash and non-cash proceeds (including insurance proceeds) and products of all of the foregoing items referenced in this Section 3.1, subject to Permitted Liens (all of the foregoing, collectively for all Credit Parties, are hereinafter referred to as the “Collateral”).

3.1.6 Perfection of Security Interests in Collateral. On the Closing Date, each Credit Party shall deliver to Bank such financing statements on form UCC-1, and such other documents and agreements as, to the reasonable satisfaction of counsel for the Bank, shall be sufficient, upon filing, to perfect a first priority security interest in all of the Collateral. Each Credit Party hereby authorizes the Bank to file all such financing statements, together with any amendments and continuations thereof.

ARTICLE 4 CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to Initial Revolving Loans. The obligation of the Bank hereunder to make any Revolving Loan on the Closing Date is subject to the fulfillment of the following conditions precedent:

4.1.1 Agreement and Other Transaction Documents. The Bank shall have received a duly executed original of this Agreement and each of the other Transaction Documents, each conforming to the requirements hereof and executed by a duly authorized signatory of each party thereto (other than the Bank).

4.1.2 Legal Opinion of Counsel to the Borrower. The Bank shall have received an opinion, dated the Closing Date, of Salans, as counsel to the Borrower and Guarantors, satisfactory to the Bank and its counsel.

4.1.3 Resolutions of Board of Directors. The Bank shall have received a copy of the resolutions of the Board of Directors or similar governing body of each Credit Party authorizing (i) the execution, delivery and performance of each of the Transaction Documents to which such Credit Party is a party and (ii) the granting by such Credit Party of each of the security interests and collateral assignments under Article 3 hereof, certified by the Secretary or Assistant Secretary of such Credit Party as of the Closing Date, which certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the Closing Date.

4.1.4 Incumbency Certificates. The Bank shall have received an incumbency certificate for each Credit Party, dated the Closing Date, as to the incumbency and signature of the duly Authorized Officer of such Credit Party signing each of the Transaction Documents to which such Credit Party is a party and any other certificate or other document to be delivered pursuant thereto, together with a certification of the incumbency of such officer signing the same.

4.1.5 Corporate Documents. The Bank shall have received (i) copies of the organizational documents of each Credit Party (as amended through the Closing Date), and (ii) a good standing certificate from the state of incorporation or formation of each Credit Party and each state in which any Credit Party is required to be qualified to do business.

4.1.6 Solvency Certificate. The Bank shall have received a solvency certificate in substantially the form of Exhibit E attached hereto, signed by an Authorized Officer of each Credit Party.

4.1.7 Fees. All fees required hereunder to be paid on or prior to the Closing Date shall have been paid.

4.1.8 Evidence of Insurance. The Bank shall have received evidence satisfactory to it that each Credit Party has obtained all policies of insurance (i) listed on Schedule 4.1.8 or (ii) required pursuant to any of the Transaction Documents.

4.1.9 UCC Filings. Any documents (including, without limitation, financing statements) required to be filed under any of the Transaction Documents in order to create, in favor of the Bank, a perfected security interest in the Collateral with respect to which a security interest may be perfected by filing under the Uniform Commercial Code shall have been delivered to the Bank for filing in each office in each jurisdiction, as listed on Schedule 4.1.9.

4.1.10 Deposit Account. The Borrower shall have established a meaningful deposit relationship with the Bank.

4.1.11 Additional Matters. All corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Bank and its counsel.

4.1.12 Lien Searches. The Bank shall be satisfied with UCC, judgment, federal and state tax lien, and franchise tax searches, obtained by the Bank or its counsel at the Borrower’s expense, that there are no Liens of record (other than Permitted Liens), as of the date of such searches, which are prior to the Liens of the Bank granted pursuant to the Transaction Documents, except for such Liens which, on the Closing Date, will either be discharged, terminated or released, or subordinated in right of priority in a manner satisfactory to the Bank and its counsel.

4.1.13 Representations and Warranties. A certificate of an Authorized Officer of each Credit Party certifying that the representations and warranties made by such Credit Party in any Transaction Document, or which are contained in any certificate, document or financial or other statement furnished by such Credit Party in connection therewith, shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on such date.

4.1.14 No Default or Event of Default. A certificate of an Authorized Officer of each Credit Party, certifying that no Event of Default shall have occurred and be continuing on the Closing Date and after giving effect to the Loans to be made on such date.

4.1.15 Subordinated Debt. The Bank shall have received true copies of the promissory notes evidencing the Subordinated Debt and a true copy of the indenture, as amended, pursuant to which such notes were issued, and the Bank shall have reviewed to its satisfaction all of the terms contained therein, including, without limitation, the terms of subordination thereof.

4.1.16 Pending Litigation. The Bank shall have received and reviewed to its satisfaction a report, in reasonable detail, certified by an Authorized Officer of the Borrower, of all litigation and regulatory proceedings pending or threatened against the Borrower or any of its Subsidiaries, in each case where the amount claimed is in excess of $100,000.

4.1.17 Media Financial Services Contract. The Bank shall have received and reviewed to its satisfaction a true and complete copy of the agreement between the Borrower and Media Financial Services, Inc., together with all amendments thereof and all exhibits and schedules thereto.

4.1.18 Landlord Waivers. The Bank shall have received a landlord waiver, in form and substance satisfactory to the Bank, for each of the following locations leased by the Borrower: (a) 100 Park Avenue, 5th and 6th Floors, New York, New York 10017; (b) 205 North Michigan Avenue, Suite 2015, Chicago, Illinois 60601; (c) 10880 Wilshire Boulevard, Suite 1000, Los Angeles, California 90024; and (d) 2090 Palm Beach Lakes Boulevard, Suite 300, West Palm Beach, Florida 33409.

Section 4.2 Conditions Precedent to Additional Revolving Loans. The obligation of the Bank to make any Revolving Loans after the Closing Date is subject to the following conditions precedent:

4.2.1 Notice of Borrowing. The Bank shall have received, in accordance with Section 2.1.2 hereof, a duly executed Notice of Borrowing.

4.2.2 Representations and Warranties. The representations and warranties made by each Credit Party herein, in any Transaction Document, or which are contained in any certificate, document or financial or other statement furnished in connection herewith or therewith, shall be true and correct in all material respects on and as of each date of Borrowing of a proposed Revolving Loan with the same effect as if made on such date, other than such representations and warranties which are made only as of a prior date.

4.2.3 No Default or Event of Default. No Event of Default shall have occurred and be continuing on the date of the proposed Revolving Loan and after giving effect to the Revolving Loan to be made on such date.

4.2.4 Material Adverse Change. For the period from the date of the most recent financial statements of the Borrower submitted to the Bank (or the most recent field examination conducted by the Bank) to the date of the proposed Revolving Loan, there shall have been (i) no material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of any Credit Party, and (ii) no occurrence or event which shall be reasonably likely to have a Material Adverse Effect.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter this Agreement and make the Revolving Loans, each Credit Party represents and warrants to the Bank as follows:

Section 5.1 Corporate Existence; Good Standing.

5.1.1 Such Credit Party (i) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or formed, (ii) has all requisite corporate or limited liability company power and authority and all necessary Permits to own or to hold under lease its properties and to carry on its business as now conducted and presently proposed to be conducted, and (iii) has duly qualified and is authorized to do business in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Each such jurisdiction applicable as of the date hereof is set forth on Schedule 5.1.1 hereto.

5.1.2 Such Credit Party has the full power and authority and has full legal right to execute and deliver each of the Transaction Documents to which it is a party, to perform, observe and comply with all of its agreements and obligations under each of the Transaction Documents and the Borrower has the full power and authority and full legal right to obtain the proceeds of the Revolving Loans contemplated by this Agreement.

Section 5.2 Authority, Etc. The execution and delivery by such Credit Party of the Transaction Documents to which it is a party, the performance by such Credit Party of all of its agreements and obligations under each of such documents, and the incurrence by the Borrower of the Obligations contemplated by this Agreement, have been duly authorized by all necessary actions on the part of such Credit Party and do not and will not (a) contravene any provision of any organizational document of such Credit Party, (b) conflict with, or result in a material breach of the terms, conditions or provisions of, or constitute a default under any material agreement, mortgage or other instrument to which such Credit Party is a party, or result in the creation of any Liens other than Permitted Liens upon any of the Property of such Credit Party, except as provided herein, (c) violate or contravene any provision of any existing Laws, or interpretation thereunder or any decree, order or judgment of any Governmental Authority applicable to such Credit Party, or (d) require any waiver, consent or approval by any creditor of such Credit Party except as provided herein.

Section 5.3 Indebtedness; Liens. Except for the Debt owing to the Bank, Subordinated Debt, Debt permitted to be incurred pursuant to Section 7.8 and Debt secured by Permitted Liens described on Schedule 5.3, there exists no outstanding Debt of any Credit Party except for Debt permitted hereunder for which such Credit Party is liable or to which such Credit Party is a party, and there are no Liens existing on the Collateral other than Liens in favor of the Bank and Permitted Liens.

Section 5.4 Binding Effect of Documents, Etc. Such Credit Party has duly executed and delivered each of the Transaction Documents to which it is a party, and each of such documents is in full force and effect, and each such Transaction Document constitutes or upon execution and delivery thereof will constitute the legal, valid and binding obligations of such Credit Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.5 No Default. No Event of Default has occurred and is continuing and no condition exists which, upon the issuance of the Revolving Note, would constitute an Event of Default. Such Credit Party is not in violation of any material term of any agreement, indenture or other instrument to which it is a party or by which it, the Collateral or any of the Property may be bound, which violation is reasonably likely to have a Material Adverse Effect.

Section 5.6 Litigation. Except as set forth on Schedule 5.6, there are no actions, suits or proceedings pending or, to the best knowledge of such Credit Party, threatened against such Credit Party, before any Governmental Authority, and the actions, suits or proceedings set forth on Schedule 5.6, if adversely determined, would not, individually or in the aggregate, have a Material Adverse Effect. Such Credit Party is not in default with respect to any judgment or order applicable to it of any Governmental Authority, which default could have a Material Adverse Effect.

Section 5.7 Compliance with Laws Generally. Such Credit Party (a) is not in violation of any Laws to which it is subject, and (b) has not failed to comply with the terms, conditions, regulations and guidelines of any Governmental Authority applicable to it, which violation or failure would have a Material Adverse Effect. No notice has been received by such Credit Party with respect to non-compliance with any such Laws which remains uncured as of the date hereof and which would have such a Material Adverse Effect, and to the best knowledge of such Credit Party, no grounds exist therefor.

Section 5.8 Environmental Matters.

5.8.1 Such Credit Party has obtained and is in compliance with all required Permits, the noncompliance with which could reasonably be expected to have a Material Adverse Effect, and such Credit Party is in compliance with all applicable Laws relating to, air emissions, effluent discharge, noise emissions, solid and liquid waste disposal, hazardous waste and materials, or other environmental, health or safety matters, required in connection with the operation of its business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.8.2 Such Credit Party does not: (i) generate, produce, manufacture, refine or treat any Hazardous Substances or (ii) handle, transfer, transport, store or dispose of any Hazardous Substances, except in each case in material compliance with all applicable environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.8.3 Such Credit Party has not released, spilled or discharged any reportable quantities of Hazardous Substances into the environment, except in accordance with all applicable Laws or Permit conditions, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.8.4 Such Credit Party has not received and presently there is not outstanding any: (1) written notice, citation, summons, order or complaint that such Credit Party is a potentially responsible party under CERCLA or any other applicable Laws, in each case which could reasonably be expected to have a Material Adverse Effect; (2) notice of any claim, proceeding, litigation, order, directive or request for information concerning environmental matters, in each case which could reasonably be expected to have a Material Adverse Effect; (3) notice of a violation of any Laws or Permit condition, in each case which could reasonably be expected to have a Material Adverse Effect; or (4) information concerning any spilling, leaking, discharge, release, or threat of release of any Hazardous Substance into the environment, in each case which could reasonably be expected to have a Material Adverse Effect.

5.8.5 Such Credit Party has not received any written notice that any penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Authority with respect to (a) any alleged violation by such Credit Party of any applicable Laws, or (b) any alleged failure by such Credit Party, to have any Permit required in connection with its business, or (c) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by such Credit Party, in each case which could reasonably be expected to have a Material Adverse Effect. Such Credit Party has reported to the extent required by applicable Laws all past and present sites where Hazardous Substances from such Credit Party have been treated, stored and disposed. Such Credit Party has not transported or arranged for the transportation of any Hazardous Substances to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Bank for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, in each case which could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Location of Collateral. None of the Collateral (of the type governed by Article 9 of the UCC) in which a Lien is being granted by such Credit Party to the Bank as collateral security pursuant to this Agreement, or any Transaction Document, or to be hereafter granted, is or will be located in or on any location other than the those locations listed on Schedule 4.1.9.

Section 5.10 Title to Properties. Such Credit Party has good and marketable title to all the Collateral it purports to own, free from Liens other than Permitted Liens.

Section 5.11 Consents. No authorization, consent, approval or Permit from, or exemption by, notice or report to, or filing or registration with, any Governmental Authority is or will be required in connection with the execution, delivery, or performance by such Credit Party of the Transaction Documents or the transactions contemplated thereby, other than: (i) consents obtained on or prior to the date of this Agreement which consents are in full force and effect, and are described on Schedule 5.11, and (ii) the filing or recordation of UCC financing statements, and like documents in connection with Liens being granted in favor of the Bank.

Section 5.12 Restrictions on Credit Parties. Such Credit Party is not a party to any contract or agreement or indenture which restricts such Credit Party’s right or ability to incur Debt other than this Agreement and the indenture pursuant to which the promissory notes evidencing the Subordinated Debt were issued. Such Credit Party has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral or the Property, whether now owned or hereafter acquired, to be subject to Liens other than the Permitted Liens.

Section 5.13 Taxes. Such Credit Party has timely filed all federal, state and other tax returns required to be filed by it. Such Credit Party has timely paid, or has made reasonable provision for payment of, all taxes (if any) which have or may become due and payable pursuant to any of said returns or pursuant to any matters raised by audits or for other reasons known to it, except for taxes which are currently being contested by it in good faith by appropriate proceedings and, which are adequately reserved against, in the books and records of such Credit Party, in accordance with GAAP.

Section 5.14 Bank’s Security Interests and Liens. Such Credit Party has granted to the Bank, pursuant to this Agreement and the Security Documents, a valid and continuing lien on and security interest in such Credit Party’s rights in, to and under the Collateral, and, upon the proper filing of the Security Documents contemplated by Section 3.1.6 hereof, such security interests will be perfected and will have a first priority ranking with respect to the Collateral prior to all other Liens (except for Permitted Liens which have priority by operation of law).

Section 5.15 Licenses and Approvals. Schedule 5.15 accurately and completely lists all material licenses, consents, approvals, authorizations and legal requirements and permits (hereinafter referred to individually as a “Permit” and, collectively, as the “Permits”) granted or imposed by any Governmental Authority and held by such Credit Party, and as of the date hereof they constitute the only Permits of operation of the business required in connection with the conduct by such Credit Party of its business; and all such Permits are in full force and effect without any modification, amendment or revocation which would materially and adversely affect the conduct of business by such Credit Party.

Section 5.16 Full Disclosure. No representation or warranty made by such Credit Party in any Transaction Document or in any statement made by such Credit Party in any certificate, financial statement, exhibit or schedule furnished in connection herewith contains any untrue statement of a material fact necessary to make the statements therein or herein not misleading in any material respect. There is no fact of which such Credit Party has actual knowledge which such Credit Party has not disclosed to the Bank in writing prior to the date of this Agreement with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.17 Brokerage. Except as disclosed on Schedule 5.17, such Credit Party has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission or similar compensation in connection with this Agreement or the transactions contemplated hereby.

Section 5.18 ERISA. Each Pension Plan has complied and has been administered in all material respects in accordance with applicable provisions of ERISA and the Code. Neither such Credit Party nor any Commonly Controlled Entity contributes to a Multiemployer Plan. For purposes of this Section 5.18, “Pension Plan” means any “employee pension plan” as defined in Title 3 of ERISA, maintained by such Credit Party, “Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and “Commonly Controlled Entity” means an entity, whether or not incorporated, which is or was during the period set forth above under common control with such Credit Party within the meaning of Section 4001 of ERISA.

Section 5.19 Insurance. Attached hereto as Schedule 4.1.8 is a complete and correct list of all policies of insurance relating to the ownership and operation of such Credit Party’s business of which such Credit Party is owner, insured or beneficiary. The coverages provided by such policies are reasonable and customary, as to both scope and amount, for the business engaged in by such Credit Party.

Section 5.20 Subsidiaries. All of the Subsidiaries of such Credit Party are set forth on Schedule 5.20 opposite the name of such Credit Party.

Section 5.21 Survival of Representations and Warranties. All of the representations and warranties contained in this Article 5 shall survive the making of this Agreement and shall continue until the Obligations are paid and satisfied in full.

ARTICLE 6 AFFIRMATIVE COVENANTS

So long as any of the obligations remain unsatisfied, unless the Bank shall otherwise consent in writing, each Credit Party shall:

Section 6.1 Financial Statements and other Information to be Furnished to the Bank. Deliver to the Bank:

6.1.1 Financial Statements

(a) As soon as available, and, in no event later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, the Borrower’s balance sheet as at the end of such fiscal year and the Borrower’s related statement of income, retained earnings and cash flows for such fiscal year (all of such financial statements to be prepared on a consolidated basis), and for the year ending December 31, 2003 and each year end thereafter such statements shall set forth in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and accompanied by a report and opinion of independent certified public accountants acceptable to the Bank, copies of all management letters prepared by such accountants, and a certificate containing a statement of such independent certified public accountants confirming the calculations set forth in the Compliance Certificate of an Authorized Officer delivered simultaneously therewith and described below. To the extent that the Borrower’s annual report on Form 10-K contains any of the foregoing items, the Bank will accept the Borrower’s Form 10-K in lieu of such items. The Borrower shall deliver to the Bank together with such audited annual financial statements a Compliance Certificate signed by an Authorized Officer.

(b) As soon as available and in no event later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower: (i) consolidated statements of income and loss of the Borrower for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter; (ii) the related consolidated balance sheets of the Borrower as of the end of such fiscal quarter (which financial statements shall set forth in comparative form the corresponding figures as at the end of and for the corresponding fiscal quarter in the preceding fiscal year), accompanied by a quarterly Compliance Certificate of the Chief Financial Officer or other Authorized Officer of the Borrower certifying, on behalf of the Borrower, such financial statements, subject, however, to year-end audit adjustments, which certificate shall include a statement that the Authorized Officer signing the same has no knowledge, except as specifically stated, that any Event of Default has occurred and is continuing. To the extent that the Borrower’s quarterly report on Form 10-Q contains any of the foregoing items, the Bank will accept Borrower’s Form 10-Q in lieu of such items.

(c) Concurrently with each financial statement delivered pursuant to clause (a) or (b) above, (i) a report prepared by management, in form and substance satisfactory to the Bank, setting forth information with respect to all accounts payable and receivable arising from buyouts of National Representative Contracts and (ii) a Value Report.

(d) Promptly following a request by the Bank, such other information concerning such Credit Party as the Bank may from time to time reasonably request.

6.1.2 Other Information. Deliver to the Bank:

(a) Within five (5) Business Days of knowledge thereof, written notice of the entry of any judgment or the institution of any lawsuit or of other proceedings or the assertion of any crossclaim or counterclaim seeking monetary damages from such Credit Party, not covered by insurance, in an amount exceeding $500,000.

(b) Within five (5) Business Days of receipt thereof, written notice or copies of all claims, complaints, orders, citations or notices, whether written or oral, from any Governmental Authority or Person, relating to any environmental, health or safety matter with respect to such Credit Party. Such notices shall include, among other information (to the extent known to such Credit Party), the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

(c) By December 15th of each fiscal year, (i) commencing with the fiscal year ending December 31, 2003, a projected profit and loss statement and annual operating and capital budget and (ii) commencing with the fiscal year ending December 31, 2004, a projected balance sheet and cash flow statement, in each case for the Borrower and its Subsidiaries, on a consolidated basis, for the succeeding fiscal year, with quarterly breakdowns, signed by an Authorized Officer.

(d) Within five (5) Business Days of receipt thereof by such Credit Party, written notice or copies of all inspections, complaints, citations or notices, petitions, investigations, letters of inquiry, letters of admonishment, warnings, orders, initiations of proceedings or actions, and designations for hearings, whether written or oral, from a Governmental Authority or Person, regarding or arising from the Permits, which is reasonably likely to subject such Credit Party to any material fine, penalty, suspension, or adverse modification or otherwise result in a Material Adverse Effect.

(e) As soon as possible, and in any event within 5 days after such Credit Party acquires knowledge of the occurrence of a material adverse change in its business, operations, or condition (financial or otherwise), a statement by such Credit Party, setting forth details of such material adverse change and the action proposed to be taken by such Credit Party with respect thereto.

(f) Promptly upon such Credit Party having knowledge thereof, written notice of the occurrence of any default or Event of Default under this Agreement or any other Transaction Document.

(g) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, a report showing the aging of such Credit Party’s accounts receivable.

(h) Simultaneously with the mailing thereof to any of such Credit Party’s stockholders, and within three (3) Business Days of the receipt from any of such Credit Party’s stockholders, any written communication, notice or determination required to be given by such Credit Party to its stockholders or by any stockholder of such Credit Party to such Credit Party under such Credit Party’s organizational documents or any Law.

(i) Within fifteen (15) days after filing thereof, a copy of each federal corporate tax return filed by such Credit Party.

(j) Promptly after the sending or filing thereof, copies of all periodic and other reports, financial statements and other documents, materials and information (i) filed by such Credit Party or any of its subsidiaries with the U.S. Securities and Exchange Commission or any securities exchange (whether over-the-counter or otherwise), whether such filing shall be required to be made or shall be made voluntarily, or (ii) distributed by such Credit Party or any of its subsidiaries to its respective shareholders, generally.

Section 6.2 Insurance. Maintain in effect with insurance or bonding companies, or both, satisfactory to the Bank, bonds and insurance in such amounts and covering such risks as are customarily carried by prudent companies engaged in the same or similar business as such Credit Party and which are satisfactory to the Bank, including, without limitation, general liability insurance and business asset insurance. All such insurance shall name the Bank as loss payee pursuant to appropriate endorsements in form and substance satisfactory to the Bank. Each Credit Party agrees to pay the cost and periodic premiums of such insurance and bonds and, upon the Bank’s written request, deliver certificates evidencing such insurance and bonds to the Bank. Each Credit Party will notify the Bank and will cause the insurance and bonding companies to notify the Bank in writing at least 30 days prior to lapse, cancellation or termination or any other change in coverage. Each Credit Party hereby authorizes the Bank to pay the premiums on such insurance and bonds on behalf of such Credit

Party by the 30th day prior to the date on which the failure to pay such premiums could result in the termination of the applicable insurance or bond, and to charge such premiums to the Borrower’s accounts with the Bank, at the Bank’s election, unless the applicable Credit Party shall have notified the Bank prior to such date that such premiums should not be paid because such Credit Party has elected to cancel, replace or not renew the related policy and the Bank shall have confirmed to its satisfaction that such Credit Party will be in compliance with this Section 6.2 after giving effect to such cancellation, replacement or non-renewal. Each Credit Party hereby assigns to the Bank all its right to receive the proceeds of insurance covering the Collateral, directs any insurer to pay all such proceeds directly to the Bank and authorizes the Bank to endorse in the name of such Credit Party, any draft for such proceeds.

Section 6.3 Payment of Obligations. Pay and discharge or cause to be paid and discharged all obligations, including the Obligations, as and when due and payable, and pay and discharge prior to the date when any interest or penalty would accrue for the non-payment thereof, all taxes, assessments, fees and governmental charges imposed upon such Credit Party and its properties, franchises, operations, products and income, provided, however, that no such tax, assessment, fee or governmental charge need be paid if it is being contested in good faith by appropriate proceedings and reserves for payment thereof in accordance with GAAP which are satisfactory to the Bank have been established.

Section 6.4 Maintenance of Existence; Compliance with Laws. Maintain in full force and effect its existence. Maintain in full force and effect all of its rights, permits and privileges necessary for the proper conduct of its business. Qualify to do business and remain so qualified in all jurisdictions where qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect and shall comply in all material respects with all Laws applicable to it.

Section 6.5 Inspection by the Bank. Keep proper books and records in accordance with GAAP in all material respects in which full, true and correct entries will be made of all of the dealings, business and affairs of such Credit Party in accordance with its historical procedures. Upon the Bank’s request, such Credit Party will permit any officer, employee, attorney, accountant or other representative or agent of the Bank (collectively, the “Bank’s Representatives”) to audit, review, examine, make extracts from and/or copy any and all corporate and financial books and records of such Credit Party at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to such Credit Party, and to discuss such Credit Party’s affairs with any of its directors, officers, employees or agents. Upon the Bank’s request, such Credit Party will also permit the Bank’s Representatives to examine, inspect and audit the Collateral during ordinary business hours (each, a “Collateral Audit”). All audits, reviews, examinations, inspections, extracts, copies and verifications made by the Bank pursuant to this Section shall be at the Borrower’s sole cost and expense, provided, that, so long as no Event of Default shall have occurred and be continuing, the Bank may conduct no more than two (2) Collateral Audits during any calendar year and the Borrower shall not be responsible to pay more than $10,000 for each Collateral Audit.

Section 6.6 Bank Accounts. Maintain a meaningful deposit relationship with the Bank, satisfactory to the Bank.

Section 6.7 Compliance with ERISA. Comply in all material respects with all applicable minimum funding requirements and all other applicable requirements of ERISA, so as not to give rise to any material liability thereunder.

Section 6.8 Limitations on Transactions with Affiliates. Take all necessary action to insure that all transactions of any kind or character, including but not limited to, investments and loans, between such Credit Party and any Affiliate: (a) will be on terms no less favorable to such Credit Party than could be obtained in a comparable arms-length transaction with an unaffiliated Person; (b) will be clearly and accurately disclosed on the books and records of such Credit Party, including the nature and details of such transaction; and (c) will provide that expenses incurred and payments received by such Credit Party shall be allocated in accordance with GAAP.

Section 6.9 Environmental Covenants.

6.9.1 Obtain, be in material compliance with and maintain all required material federal, state and local permits, approvals and other authorizations relating to environmental matters and the release, handling and disposal of hazardous, toxic and polluting substances, and file when due all notifications relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal, required in connection with its ownership or use of any real estate or the operation of its business;

6.9.2 Transport all toxic and hazardous substances and pollutants generated by such Credit Party’s business in material compliance with applicable Laws to storage, treatment and disposal facilities permitted or authorized to handle such treatment and disposal facilities permitted or authorized to handle such substances by the government agency with jurisdiction thereof;

6.9.3 Refrain from releasing, spilling, discharging or disposing in violation of any environmental law of any hazardous, toxic or polluting substances on property owned or occupied by such Credit Party and notify the Bank promptly upon the occurrence of any such release, spill, discharge or disposition; and

6.9.4 Refrain from sending directly or indirectly any wastes to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substance sites requiring investigation or clean-up. Upon the acquisition of any real property by such Credit Party, such Credit Party shall, to the extent it has not already done so and upon the Bank’s reasonable request and at the Borrower’s expense, furnish the Bank with reports of independent professional engineers, reasonably satisfactory to the Bank.

Section 6.10 Security Interests. Perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing in any appropriate jurisdiction under the provisions of the UCC, or any statute, rule or regulation of any applicable jurisdiction which are necessary in order to maintain or confirm in favor of the Bank a valid and perfected

Lien on the Collateral and any subsequently acquired Collateral, which Collateral shall be subject to no other Lien except for the Permitted Liens.

Section 6.11 Maintenance of Properties; Permits. Maintain its property in good condition and repair, ordinary wear and tear excepted and maintain in full force and effect at all times all Permits necessary for the operation of its business.

ARTICLE 7 NEGATIVE COVENANTS

So long as any of the Obligations remain unsatisfied to the holder thereof, no Credit Party shall:

Section 7.1 New Lease Agreements; Amendment of Lease Agreements. Without prior written notice to the Bank, enter into any new lease agreements with respect to the real property from which such Credit Party’s business is operated; provided, however, that such Credit Party shall deliver to the Bank prior to entering into any new lease agreement a landlord’s waiver agreement in form and substance reasonably satisfactory to the Bank.

Section 7.2 Levy; Impairment. Permit any part of the Collateral to be levied upon under any legal process, or permit anything to be done that is reasonably likely to materially impair the value of any of the Collateral or the security intended to be afforded by this Agreement and the other Transaction Documents.

Section 7.3 Modification of Organization Documents; Issuance of Additional Stock.

7.3.1 Without the prior written consent of the Bank, make or consent to any modification, amendment or waiver of any provision of its organizational documents that materially adversely affects the interest of the Bank. Without at least thirty (30) days advance written notice to the Bank, change its name.

7.3.2 Without the written consent of the Bank, which consent shall not be unreasonably withheld, none of the Credit Parties (other than the Borrower and Interep Interactive, Inc.) will issue any additional stock or other equity interests or instruments convertible into stock or other equity interests. All such additional stocks or other equity interests or instruments convertible into stock or other equity interests so issued shall be delivered to the Bank pursuant to a pledge agreement, in form and substance satisfactory to the Bank, executed by the registered and beneficial owners of such stock, other equity interests or instruments.

Section 7.4 Negative Pledge. Mortgage, pledge or otherwise encumber, or permit any Liens to exist or arise upon, any of its property or assets, including but not limited to the Collateral, except for the following described Liens (collectively, “Permitted Liens”):

7.4.1 Liens for taxes, assessments or governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP and which are in respect of taxes, assessments or governmental charges not exceeding $500,000, in the aggregate for all Credit Parties;

7.4.2 Liens imposed by law, such as landlord’s, contractor’s, material men’s, repairmen’s, workmen’s, warehousemen’s, mechanic’s or laborer’s liens, and other similar liens incurred in the ordinary course of business to secure payment of sums not yet due, not exceeding $500,000 in the aggregate for all Credit Parties;

7.4.3 Outstanding pledges or security deposits in the ordinary course of business under workmen’s compensation laws, unemployment insurance laws or similar laws not exceeding $50,000 in the aggregate for all Credit Parties;

7.4.4 Liens in favor of the Bank required or created by the Transaction Documents;

7.4.5 Good faith pledges or deposits (excluding those covered in Subsection 7.4.3 above) made to secure a Credit Party’s performance of bids, tender, contracts (other than for the repayment of borrowed money), or leases (other than Capital Leases), entered into in the ordinary course of business, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds or letters of credit (excluding those covered in Subsection 7.4.2 above) in the ordinary course of business; provided that the items enumerated in this Subsection 7.4.5 individually or in the aggregate for all Credit Parties shall not exceed $500,000;

7.4.6 Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of the real property from which any business of a Credit Party is operated, none of which individually or in the aggregate materially impair the operation of such Credit Party or such business;

7.4.7 Liens resulting from purchase money Debt and Liens securing Capitalized Lease Obligations, in each case incurred by a Credit Party in the ordinary course of business for the lease or purchase of equipment or vehicles used in the operation of such Credit Party’s business, not exceeding in any fiscal year, on a combined basis for all Credit Parties, the aggregate principal amount of capital expenditures permitted to be made in such fiscal year pursuant to Section 7.11 and any renewal or replacement thereof;

7.4.8 Liens, if any, for Debt outstanding as of the Closing Date listed on Schedule 5.3, and any renewal or replacement of such Liens;

7.4.9 Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

7.4.10 Landlord Liens arising under leases of real property other than those leases in respect of which landlord waivers have been obtained pursuant to Section 4.1.18 or Section 7.1; and

7.4.11 Liens upon funds collected temporarily on behalf of others pending payment or remittance on their behalf.

Section 7.5 Merger, Consolidation or Sale of Assets. (A) Merge or consolidate with any Person, except for the following permitted transactions: (i) the merger of any Guarantor with the Borrower or any other Guarantor or (ii) a merger of the Borrower with any third party as a result of which the Borrower is the surviving corporation and no Change of Control occurs or (B) sell, exchange or otherwise dispose of any real or personal property, including but not limited to the Collateral, except sales: (i) of inventory in the ordinary course of business; or (ii) for the purpose of consolidation of assets or elimination of redundant or unnecessary assets, including, without limitation, surplus or obsolete equipment or fixtures, and not in excess of $500,000 in the aggregate for any 12 month period, on a combined basis with all of the other Credit Parties; or (iii) the proceeds of which are used to acquire similar assets or properties in replacement thereof, provided the proceeds thereof are delivered to the Bank and applied in accordance with Section 2.3.1; or (iv) the disposition of any National Representative Contract in connection with the termination of the Borrower’s or any Guarantor’s duties thereunder.

Section 7.6 Capital Acquisitions and Investments. Make any acquisition of any other business or operation, or make any investments, except for: (i) investments in obligations of the Bank; (ii) investments in Cash Equivalents; (iii) acquisitions by any Credit Party from another Credit Party; (iv) acquisitions by any Credit Party of National Representative Contracts; and (v) acquisitions, other than acquisitions of National Representative Contracts, involving an aggregate purchase price of not more than $200,000 in any fiscal year, on a combined basis for all Credit Parties; provided, however, that in no event shall the sum of the aggregate amount of acquisitions made in any fiscal year pursuant to this clause (v) plus the aggregate Debt incurred in such fiscal year pursuant to Section 7.11 exceed $500,000, on a combined basis for all Credit Parties. Notwithstanding the foregoing, a Credit Party may create or acquire a Subsidiary (each such Subsidiary, an “Additional Guarantor”), provided that such Subsidiary and, to the extent required, the Credit Parties shall have executed and delivered to the Bank, agreements, in form and substance satisfactory to the Bank, pursuant to which (A) such Subsidiary shall unconditionally guaranty the Obligations of the Borrower under the Transaction Documents and secure such guaranty with a pledge of all of the assets of such Subsidiary, (B) such new Subsidiary shall become a party to this Loan and Security Agreement and such other Transaction Documents as the Bank may reasonably require and (C) all of the issued and outstanding shares of or equity interests in such Subsidiary shall be owned by such Credit Party and delivered to the Bank under a pledge agreement. In the event that one or more of the Credit Parties shall at any time own 100% of the capital stock of Cybereps, Inc., then such Credit Parties shall cause Cybereps, Inc. to comply with the foregoing clauses (A) and (B) and such Credit Parties shall deliver all of the outstanding shares of Cybereps, Inc. to the Bank under a pledge agreement.

Section 7.7 Loans. Extend any credit or make any advance or loan of any nature whatsoever to any Person or endorse, guaranty or become contingently liable upon the obligation of any Person (other than by the endorsement of negotiable instruments for deposit or collection in the ordinary course), except that the Credit Parties may make loans to employees for all purposes in the ordinary course of business in an aggregate amount for all Credit Parties not to exceed $500,000 at any time.

Section 7.8 Borrowings. Without the prior written consent of the Bank, create, incur, guaranty or assume any Debt, except for (i) Borrowings from the Bank, (ii) the Debt described on Schedule 5.3, (iii) Debt secured by Liens permitted under Section 7.4.7, (iv) the Subordinated Debt; (v) Debt owing by one or more Credit Parties to one or more other Credit Parties; (vi) obligations owing to the assignor of a National Representative Contract with respect to the deferred purchase price thereof incurred in connection with any acquisition permitted by Section 7.6(iv); (vii) Debt incurred in connection with any acquisition permitted by Section 7.6(v); (viii) indemnification obligations of any Credit Party in favor of radio stations incurred in the ordinary course in connection with the buyout of national representative contracts; and (ix) any extension of maturity or refinancing of any of the foregoing, provided such refinancing does not exceed the original principal amount of such Debt and any extension or refinancing of the Subordinated Debt is on substantially the same terms as in effect on the date hereof.

Section 7.9 Other Business; Other Names. Engage in any business other than the advertising and media representation businesses in which the Borrower and the Guarantors are engaged on the Closing Date and any other similar advertising and media representation businesses; or conduct its business under any name other than the names of the Borrower and the Guarantors without first providing the Bank with not less than 30 days prior notice of such change of name.

Section 7.10 Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to such Credit Party except for the purpose of collection in the ordinary cause of business.

Section 7.11 Capital Expenditures. Incur any Debt (other than Debt owing to the Bank) in connection with the acquisition of any fixed or capital asset whether by lease (including any Capital Leases) or purchase, directly or indirectly, for cash or otherwise in excess of $500,000, in the aggregate, on a combined basis with all of the other Credit Parties, during each fiscal year ending after December 31, 2003.

Section 7.12 Minimum Operating EBITDA. Have Operating EBITDA for each period of four consecutive fiscal quarters, commencing with the period of four consecutive fiscal quarters ending in December 2003, of less than $12,500,000.

Section 7.13 Minimum Eligible Accounts Receivable. Have at the end of each fiscal quarter, on a combined basis with all of the other Credit Parties, outstanding Eligible Accounts Receivables with an aggregate unpaid principal balance of less than $15,000,000.

Section 7.14 Minimum Representative Contract Value. Have, on a combined basis with all of the other Credit Parties, National Representative Contracts with an aggregate Value, as of the end of each fiscal quarter, of less than $200,000,000.

Section 7.15 Minimum Cash and Cash Equivalents. Have, on a combined basis with all of the other Credit Parties, an aggregate amount of cash and Cash Equivalents on hand, as of the end of each fiscal quarter, of less than $2,000,000.

Section 7.16 Restrictions in Payments and Distributions. Without the prior written consent of the Bank, (a) make any payments in respect of any Debt or (b) make any distributions of cash or property to any of its shareholders or declare or pay any dividends; provided, however, that: (i) the Borrower may make regularly scheduled payments of interest in respect of the Subordinated Debt, in accordance with the terms thereof in effect on the Closing Date, so long as no Event of Default shall have occurred and be continuing; (ii) with the Bank’s prior written consent, the Borrower may make payments of principal in respect of the Subordinated Debt, in accordance with the terms thereof in effect on the Closing Date, so long as no Event of Default shall have occurred and be continuing; (iii) the Borrower’s Subsidiaries may make distributions of cash or property to the Borrower; and (iv) nothing herein shall be construed as prohibiting the accrual of dividends or the payment-in-kind of dividends in the form of additional shares of capital stock or rights to purchase such additional shares, in each case with respect to any preferred stock of the Borrower.

Section 7.17 Fiscal Year. Without the prior written consent of the Bank, change its fiscal year ending on December 31.

ARTICLE 8 EVENTS OF DEFAULT; REMEDIES

Section 8.1 Events of Default. Each of the following events shall constitute an Event of Default hereunder:

8.1.1 If the Borrower fails to pay to the Bank when due (whether at maturity, by acceleration or demand or otherwise) (a) any principal or interest on the Revolving Note on the due date thereof, or (b) any fees, costs or charges.

8.1.2 If the Borrower fails to perform any term, covenant or condition contained in this Agreement or in any other Transaction Document (other than those referred to in other paragraphs of this Section 8.1), and such failure is not cured within a period of thirty (30) days following its occurrence.

8.1.3 If there occurs an event of default under any loan document or debt instrument executed in connection with any loan or credit extension from the Bank to any Credit Party other than in connection with the Transaction Documents, and such default is not cured within a period of thirty (30) days following its occurrence.

8.1.4 If any Credit Party fails to pay when due any obligation owing by it for borrowed money (other than the Revolving Loans) (whether such obligation has become due at scheduled maturity, by required prepayment, by acceleration, by demand or otherwise) or fails to pay the installment price of property (whether such obligation has become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise) and the original principal amount of such obligation is in excess of $500,000, or fails to perform any term, covenant or agreement on its part to be performed under any agreement or document evidencing such obligation or pursuant to which such obligation was incurred, when required to be performed, if the effect of any such failure is to accelerate, or to permit the holder or holders of such obligation to accelerate, the maturity of such obligation, which has not been waived by the holder or holders of such obligation, and such failure is not cured or waived within a period of ten (10) days following its occurrence.

8.1.5 If any representation or warranty made in any Transaction Document or any certificate, statement or report contemplated thereby or made or delivered pursuant thereto shall prove to have been false or misleading in any material respect at the time such representation or warranty was made.

8.1.6 If a final judgment, order or decree is entered against any Credit Party by any court for the payment of money in excess of $500,000, which judgment is not fully covered by insurance, or a warrant of attachment or execution or similar process shall be issued or levied against the Collateral which exceeds in value $500,000 and the applicable Credit Party shall not discharge the same or provide for its discharge in accordance with its terms, or procure a bond or a stay pending appeal, within thirty (30) days after the entry, issue or levy thereof.

8.1.7 If this Agreement, or any of the other Transaction Documents to which any Credit Party is a party shall for any reason cease to be, or be asserted by any Credit Party not to be, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms against such Credit Party, or the security interests or Liens created by any of the Transaction Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, valid and perfected Liens.

8.1.8 If (a) any Permit required for the lawful operation, lease, control, use, operation, management or maintenance of any Credit Party’s business shall be canceled, terminated, rescinded, annulled, revoked, suspended or limited, or amended or otherwise modified, or no longer be in full force and effect or (b) any matter or proceeding shall be designated for hearing before, or any order to show cause shall be issued by, any Governmental Authority in any proceeding, in each case that is reasonably likely to have a Material Adverse Effect.

8.1.9 If any Credit Party shall (a) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) be generally not paying its debts as such debts become due, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against such Credit Party in any involuntary case under the federal Bankruptcy Code, or (g) take any corporate action for the purpose of effecting any of the foregoing.

8.1.10 If a proceeding or case shall be commenced against any Credit Party without such Credit Party’s application or consent in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution, winding up, or the composition or readjustment of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like for such Credit Party or for all or any substantial part of such Credit Party’s assets, or (c) similar relief in respect of such Credit Party under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect for a period of thirty (30) days, or an order for relief against such Credit Party shall be entered in an involuntary case under the federal Bankruptcy Code.

8.1.11 If there occurs any material adverse change in the business, operations, prospects or condition (financial or otherwise) of any Credit Party which, in the reasonable opinion of the Bank, materially impairs the Bank’s security or materially increases its risk under this Agreement or the transactions contemplated hereby, or any event or condition occurs which has or is reasonably likely to have a Material Adverse Effect.

8.1.12 If any material environmental condition which materially adversely affects the business, operations, prospects or condition (financial or otherwise) of any Credit Party and which such Credit Party is not capable of promptly remedying to the Bank’s reasonable satisfaction is discovered at, on, in or under any property now or previously owned, operated or leased by any Credit Party.

8.1.13 If there occurs any default with respect to the Subordinated Debt or under the indenture pursuant to which the Subordinated Debt was issued.

8.1.14 If any Guarantor fails to perform any term, covenant or condition of any Transaction Document to which it is a party, and such default is not cured within a period of thirty (30) days following its occurrence.

8.1.15 If there occurs a Change of Control.

Section 8.2 Acceleration and Remedies.

8.2.1 Upon the occurrence and during the continuance of any Event of Default (unless such Event of Default shall have been waived by the Bank), in addition to any other rights or remedies hereunder, at law or in equity, or under the other Transaction Documents, the Bank shall have the right without notice or demand to any Credit Party, to terminate any of its obligations under this Agreement and declare the Obligations to be immediately due and payable, whereupon the Obligations shall become forthwith due and payable without presentment, demand, protest, or further action of any kind, all of which are hereby expressly waived.

8.2.2 Upon the occurrence and during the continuance of an Event of Default (unless such Event of Default shall have been waived by the Bank), without limiting the foregoing, the Bank may forthwith give written notice to Borrower, whereupon the Credit Parties shall, at their expense, promptly deliver any or all Collateral to such place as the Bank may designate, or the Bank shall have the right to enter upon the place or places where the Collateral is located and take immediate possession of and remove the Collateral without liability to any Credit Party except such as is occasioned by the gross negligence or willful misconduct of the Bank, its employees or agents. In the event the Bank obtains possession of the Collateral, the Bank may sell any or all of the Collateral at public or private sale, at such price or prices as the Bank may deem best in its commercially reasonable judgment, either for cash, or credit, or for future delivery, in bulk or in parcels and/or lease or retain the Collateral repossessed. Any such sale pursuant to this subsection shall be conducted in a commercially reasonable manner. The proceeds, if any, of any such disposition of the Collateral by the Bank shall be applied: first, to the payment of all fees and expenses owed by the Credit Parties under the Transaction Documents including, without limitation, any reasonable legal fees and expenses incurred in repossessing the Collateral and selling and/or leasing it; second, to payment of the Obligations to the extent not previously paid by the Credit Parties; and third, any excess remaining thereafter to the Borrower. To the extent permitted by applicable law, each Credit Party waives all claims, damages, and demands against the Bank arising out of the repossession, retention or sale of the Collateral. The Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all then remaining unpaid Obligations.

Section 8.3 Set-Off. Except as otherwise prohibited by applicable law, the Bank may set-off any obligations of a Credit Party to the Bank against any money or property of such Credit Party now or at any time in the Bank’s possession in any capacity whatever, including, but not limited to, the interests of such Credit Party in any deposit, trust or agency accounts.

Section 8.4 Waiver of Presentment, Demand, Etc. Each Credit Party hereby waives (to the extent permitted by applicable law), except as otherwise provided herein or in the other Transaction Documents: (i) presentment, demand, protest or any notice of any kind in connection with this Agreement, any other Transaction Document or the Collateral, (ii) all rights to seek from any court any bond or security prior to the exercise by the Bank of any remedy described herein or therein, (iii) the benefit of all valuation, appraisement and exemption laws, and (iv) all rights to demand or to have any marshalling of assets upon any power of sale granted herein or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement.

Section 8.5 Exercise of Remedies. Without limiting the generality of any of the rights and remedies conferred upon the Bank in this Agreement and the other Transaction Documents, the Bank may, at its option, after the occurrence and during the continuance of an Event of Default, and to the full extent permitted by applicable law, exercise any of the following rights, powers and remedies, in any order or simultaneously at the Bank’s option: (i) demand, collect and receive all rents, income, revenue, earnings, issues and profits from the Collateral, (ii) take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction; and (iii) use, operate, manage and control the Collateral in any lawful manner.

Section 8.6 Cumulative Remedies. All of the remedies herein given to the Bank or otherwise available to it shall be cumulative and not exclusive, and may be exercised concurrently.

ARTICLE 9 ENVIRONMENTAL INDEMNIFICATION

Section 9.1 Each Credit Party agrees to indemnify, defend and hold the Bank harmless from and against, and to reimburse the Bank with respect to all losses, claims, demands, liabilities, obligations, causes of action, damages, costs, expenses, fines or penalties (including without limitation reasonable attorney fees and costs) (hereafter “Claims”) asserted against the Bank arising from environmental conditions, including without limitation, the presence of Hazardous Substances at, on, in or under any property now or previously owned, operated or leased by any Credit Party, or the release or threat of release of Hazardous Substances at any property now or previously owned, operated or leased by any Credit Party whether into the air, soil, ground or surface waters on or off-site or arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated by any Credit Party at any property now or previously owned or leased by such Credit Party or for violation of any applicable environmental Law, regulation, rule, order, ordinance or notice by any Credit Party. Each Credit Party agrees to respond on the Bank’s behalf and defend such Claims or, at the Bank’s election, to pay the costs of the Bank’s response and defense. Each Credit Party hereby waives and releases the Bank from any and all Claims, known and unknown, foreseen or unforeseen, which exist or which may arise in the future under common or statutory law, including CERCLA or any other statutes now or hereafter in effect.

ARTICLE 10 MISCELLANEOUS

Section 10.1 No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the Bank.

Section 10.2 Insurance; Discharge of Taxes, etc. The Bank shall have the right, but not the obligation, at any time and from time to time, with notice to the Borrower, to (a) obtain insurance covering any of the Collateral as required hereunder if any Credit Party fails to do so, (b) discharge taxes or Liens at any time levied or placed on any of the Collateral, except those being contested in good faith by the applicable Credit Party, for which adequate reserves have been recorded, and (c) pay for the maintenance and preservation of any of the Collateral if any Credit Party fails to do so. Each Credit Party shall reimburse the Bank, with interest at the Default Rate, upon demand for any payment made, or any expense incurred, by the Bank pursuant to this Section 10.2.

Section 10.3 Further Assurances. From time to time each Credit Party shall execute and deliver to the Bank such additional documents as the Bank may reasonably request to effectuate the purposes of this Agreement and to assure the Bank as secured party a valid first priority security interest in and lien on the Collateral. Each Credit Party irrevocably appoints the Bank as its lawful attorney and agent to execute on behalf of such Credit Party all financing statements, amendments and any other documents which the Bank deems reasonably necessary for the perfection or maintenance of any Liens granted hereunder. The powers of attorney granted to the Bank in this Agreement are coupled with an interest and are irrevocable so long as this Agreement is in force.

Section 10.4 Costs and Expenses; Indemnity. The Credit Parties hereby agree, jointly and severally, to pay all reasonable out-of-pocket expenses including, but not limited to, reasonable attorney fees and disbursements, lien search fees, filing and recording fees, taxes, appraisal fees, title insurance charges, fees and disbursements incurred by the Bank in connection with (i) the preparation of this Agreement and any other Transaction Document or any document or instrument to be delivered hereunder or thereunder and any amendments, modifications or waivers of the provisions hereof or of any Transaction Document (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) the making of the Loans hereunder, (iii) the enforcement or protection of its rights in connection with this Agreement or the Transaction Documents, and (iv) any action which may be instituted by any

Person against the Bank, in respect of any of the foregoing or as a result of any transaction, action or nonaction arising from the foregoing.

10.4.1 The Credit Parties hereby agree, jointly and severally, to defend and indemnify the Bank and its directors, officers, employees, agents and controlling Persons against, and to hold the Bank and each such Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Bank or any such Persons arising out of, in any way in connection with, or as a result of (i) this Agreement, any of the Transaction Documents and the other documents contemplated hereby or thereby, the operations of any Credit Party, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, (ii) any spilling, leaking, pumping, pouring, unsetting, discharging, leaching or releasing of Hazardous Substances on property owned or operated by any Credit Party or the violation by any Credit Party of any Laws, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Bank or any such Person is a party thereto; provided, however, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses found to arise from any indemnified person’s gross negligence or willful or intentional misconduct.

10.4.2 The provisions of this Section 10.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any of the Transaction Documents, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Transaction Documents, or any investigation made by or on behalf of the Bank. All amounts due under this Section 10.4 shall be payable on written demand therefor.

Section 10.5 Notices. All notices given hereunder shall be in writing and sent (a) by email, (b) by facsimile transmission, (c) by registered or certified mail, postage prepaid, or (d) by express courier guaranteeing overnight delivery, addressed as follows:

If to the Bank:

Commerce Bank, N.A.

One Commerce Square

2005 Market Street, 2nd Floor

Philadelphia, Pennsylvania 19103

Attention: Hank Kush

Email: hank.kush@yesbank.com

Fax No. (215) 212-4032

with a copy to:

Wolf, Block, Schorr & Solis-Cohen LLP

250 Park Avenue

New York, New York 10177

Attention: Stuart A. Shorenstein, Esq.

Email: sshorenstein@wolfblock.com

Fax No. (212) 986-0604

If to any Credit Party:

c/o Interep National Radio Sales, Inc.

100 Park Avenue, 5th Floor

New York, New York, 10017

Attention: Ralph Guild

                 Chairman

Email: ralph_guild@interep.com

Fax No.(212) 309-9081

with a copy to:

Interep National Radio Sales, Inc.

2090 Palm Beach Lakes Boulevard, Suite 300

West Palm Beach, Florida 33409

Attention: Bill McEntee

Email: bill_mcentee@interep.com

Fax No. (561) 616-4019

with an additional copy to:

Salans

Rockefeller Center

620 Fifth Avenue

New York, New York 10020

Attention: Laurence S. Markowitz, Esq.

Email: lmarkowitz@salans.com

Fax No. (212) 307-3314

or to such other address or addresses as either party hereto may from time to time designate by appropriate written notice to the other. All notices given in accordance with the provisions of this Section 10.5 shall be deemed given (a) if sent by facsimile transmission or email, upon receipt by the sender of electronic confirmation of receipt of such transmission and (b) if sent by mail or express courier, on the day after deposited in the United States mail or with the express courier service, as the case may be.

Section 10.6 Headings. The headings preceding the text of the sections and subsections of this Agreement are used solely for convenience of reference and shall not affect the meaning, construction, or effect of this Agreement.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to the principles of conflicts of laws, except to the extent that other laws govern the grant and perfection of a security interest in the Collateral.

Section 10.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, no Credit Party may assign this Agreement or any rights or duties hereunder without the Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent by the Bank to an assignment shall release any Credit Party from its Obligations. With notice to the Borrower, the Bank may assign this Agreement or any of its rights or duties hereunder to one or more banks, finance companies or other financial institutions, without any Credit Party’s consent. The Bank may assign this Agreement or any of its rights or duties hereunder other than pursuant to the preceding sentence with the prior consent of the Borrower (which consent may be arbitrarily denied or delayed). The Bank reserves the right, subject to this Section 10.8, to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in the Bank’s rights and benefits hereunder. In connection with any such assignment or participation, the Bank may disclose all documents and information which the Bank now or hereafter may have relating to the Credit Parties or their respective businesses, provided that such disclosure is made in compliance with Section 10.9. To the extent that the Bank assigns all of its rights and obligations hereunder to a third Person, the Bank thereafter shall be released from such assigned obligations to any Credit Party and such assignment shall effect a novation between such Credit Party and such third Person.

Section 10.9 Confidentiality. The Bank hereby acknowledges that the written information to be furnished to it by the Borrower and the Guarantors pursuant to this Agreement and the documents related hereto may be non-public information. In addition to any duty of confidentiality imposed on the Bank by applicable law, the Bank hereby agrees that it will keep all such information expressly marked “Confidential” and furnished to it confidential in accordance with reasonable, customary, safe and sound banking practices, and will not knowingly make any disclosure to any other person of such information until the same should have become public, except (i) in connection with disputes arising out of this Agreement or the Transaction Documents (including, without limitation, litigation involving the Borrower, the Guarantors and the Bank) and with the obligations of the Bank under law or regulation, (ii) pursuant to subpoenas or similar process, (iii) to governmental authorities or examiners, (iv) to independent auditors or counsel, (v) to any corporate Affiliate of the Bank, or (vi) to any participant or proposed participant or assignee or proposed assignee hereunder so long as such participant or proposed participant or assignee or proposed assignee (a) is not in the same general type of business as the Borrower on the date of such disclosure and (b) agrees in writing to accept such information subject to the restrictions provided in this Section 10.9. The Bank further agrees to use such information solely for the purpose of its evaluation of the transactions contemplated hereby and its ongoing relationship with the Borrower. The Bank shall not be liable or responsible for the breach or violation of this Section which breach or violation is caused by any other Person.

Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute but one and the same Agreement.

Section 10.11 Entire Agreement; Amendment. No change or modification to this Agreement shall be valid unless in writing and signed by the Bank and the Borrower. This Agreement and the other Transaction Documents contain the entire agreement between the Bank and the Credit Parties pertaining to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties or representations, either written or oral, expressed or implied, between the Bank and the Credit Parties with respect to the subject matter hereof, other than as set forth or referenced in this Agreement and the other Transaction Documents. The Bank and the Credit Parties intend this Agreement to be an integration of all prior and contemporaneous promises, agreements, conditions, undertakings, warranties and representations between the Bank and the Credit Parties.

Section 10.12 Invalidity. If any provision of this Agreement or any of the other Transaction Documents shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement or of the other Transaction Documents that can be given effect without the invalid provision, and this Agreement and the other Transaction Documents shall be construed as if such invalid or unenforceable provisions had never been contained herein.

Section 10.13 Relationship of Parties. The relationship between the Bank, on the one hand, and each Credit Party, on the other hand, is that of creditor and debtor. This Agreement shall not create any rights or options or claims in any entity not a signatory hereto. Under no circumstances is such relationship to be construed as creating a partnership or joint venture.

Section 10.14 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

10.14.1 EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14.2 EACH CREDIT PARTY IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, AND EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH CREDIT PARTY AGREES THAT SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION MAY BE MADE BY MAILING BY CERTIFIED MAIL OR DELIVERING A COPY OF SUCH PROCESS TO BORROWER AT BORROWER’S ADDRESS AS SPECIFIED IN SECTION 10.5.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BORROWER:

INTEREP NATIONAL RADIO SALES, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

GUARANTORS:

ALLIED RADIO PARTNERS, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

AMERICAN RADIO SALES, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

D & R RADIO, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

INFINITY RADIO SALES, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

INTEREP INTERACTIVE, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

INTEREP NEW MEDIA, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

MCGAVREN GUILD, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

MORRISON AND ABRAHAM, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

PUBLIC RADIO NETWORK, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

SBS/INTEREP LLC

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

STREAMING AUDIO, INC.

By:	/s/ WILLIAM J. MCENTEE, JR.
Name:	William J. McEntee, Jr.
Title:	Senior Vice President and
Chief Financial Officer

BANK:

COMMERCE BANK, N.A.

By:	/s/ HENRY G. KUSH, JR.
Name:	Henry G. Kush, Jr.
Title:	Vice President